Life360 Board of Directors Authorizes Up to $225 Million Multi-Year Share Repurchase Program to Offset Stock-Based Compensation Dilution SAN FRANCISCO — May 17, 2026 — Life360, Inc. (NASDAQ: LIF; ASX: 360), the provider of the market-leading family safety and connection mobile application, today announced that its Board of Directors has authorized management’s deployment of a multi-year share repurchase program of up to $225 million (the “Program”). The objective of the Program is designed to return value to our shareholders by minimizing dilution from stock-based instruments. The Program represents a productive deployment of the Company’s capital, supported by a strong balance sheet and twelve consecutive quarters of positive operating cash flow. “We remain focused on investing in the Life360 platform as we grow our global member base and deepen the value we deliver to families,” said Life360 Chief Executive Officer Lauren Antonoff. “This targeted share repurchase program reflects the Board’s confidence in the durability of our model, our disciplined capital allocation, and our ability to generate consistent long-term cash flow.” Under the Program, Life360 may repurchase shares of its common stock in the United States from time to time in the open market over a multi-year period, at prevailing market prices, in privately negotiated transactions, in block trades, and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations (including through Rule 10b5-1 trading plans and under 10b-18 of the Exchange Act). The timing and amount of repurchases will be determined at management’s discretion based on market conditions, share price, liquidity, and other factors. The Program does not obligate the Company to acquire any specific number or dollar amount of shares and may be suspended, modified, or discontinued at any time. About Life360, Inc. Life360, a family connection and safety company, keeps people close to the ones they love. The category-leading mobile app and hardware tracking devices empower members to stay connected to the people, pets, and things they care about most, with a range of services, including location sharing, safe driver reports, and crash detection with emergency dispatch. As a remote-first company based in the San Francisco Bay Area, Life360 serves approximately 97.8 million monthly active users (MAU), as of March 31, 2026, across more than 180 countries. Life360 delivers peace of mind and enhances everyday family life in all the moments that matter, big and small. For more information, please visit life360.com Forward-Looking Statements This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the

Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements include statements regarding the Company’s intended share repurchases, capital allocation priorities, financial performance, and strategic plans. Such statements involve risks and uncertainties that could cause actual results to differ materially, including changes in market conditions, the Company’s financial position, and factors described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC and available on the ASX Market Announcements Platform. The Company undertakes no obligation to update any forward-looking statements except as required by law. Contacts For U.S. investor inquiries: For U.S. media inquiries: Raymond (RJ) Jones Lynnette Bruno rjones@life360.com press@life360.com For Australian investor inquiries: For Australian media inquiries: Jolanta Masojada, +61 417 261 367 Giles Rafferty, +61 481 467 903 jmasojada@life360.com grafferty@firstadvisers.com.au